Exhibit 11.1  Computations of Basic Loss Per Share.

                                 TRIMERIS, INC.
               STATEMENTS RE: COMPUTATIONS OF BASIC LOSS PER SHARE
                      (in thousands except per share data)


                                                         Three Months
                                                        Ended March 31,
                                                        ---------------
                                                        1997       1998
                                                        ----       ----

Common shares outstanding (weighted average) (1)        5,362      10,520

Common Stock equivalents
   (using the treasury stock method):
   Stock Options and Awards (weighted average)
   Pursuant to Staff Accounting Bulletin No. 83 (2)       100         100
                                                    ---------   ---------

Total weighted average shares                           5,462      10,620
                                                    =========   =========

Net loss                                            $  (1,846)  $  (2,967)
                                                    ==========  ==========

Basic net loss per share                            $   (0.34)  $   (0.28)
                                                    =========== ==========

(1) Assumes the retroactive conversion of the Preferred Stock into shares of Common Stock which occurred upon the completion of the Company's Initial Public Offering in October, 1997, for all periods presented.

(2) Includes all options and awards issued during the twelve-month period prior to the initial filing of the registration statement relating to the Company's Initial Public Offering, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83.